UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 5

TO

FORM SB-2

Registration Statement
Under the Securities Act of 1933

Barnabus Enterprises Ltd.
(Name of Small Business Issuer as Specified In Its Charter)

Nevada (State or jurisdiction of Incorporation or organization)	1081 (Primary Standard Industrial Classification Code Number)	98-0370750 (I.R.S. Employer Identification No.)

2006 - 1500 Hornby Street
Vancouver, British Columbia, Canada V6Z 2R1
     Telephone No.: (604) 899-8888
(Address and telephone number principal
executive offices and place of business)

Victoria Chen, President
Barnabus Enterprises Ltd.
c/o 4745 Caughlin Parkway, Suite 200
           Reno, Nevada 89509
(Name, address and telephone number of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Fraser and Company
Suite 1200, 999 West Hastings Street
Vancouver, British Columbia, Canada V6C 2W2
Telephone No.: (604) 669-5244
Facsimile No.: (604) 669-5791

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

Calculation Of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common	7,500,000	$0.01	$75,000	$6.90

Up to 7,500,000 shares of our common stock are being sold by us, at a price of $0.01 per share on a self-underwritten, best efforts basis, with no minimum.

The Company hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus

Barnabus Enterprises Ltd.
7,500,000 shares of Common Stock at $0.01 per share

No Minimum Amount

This is our initial public offering so there is currently no public market for our shares. See "Risk Factors" commencing on page 9 for a full discussion of the risks involved in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of our shares or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	Price to Public Payable In Cash On Subscription	Commissions & Discounts Prior to Legal and Accounting Fees	Proceeds to Company Prior to Legal and Accounting Fees
Per Share	$0.01	$0.00	$0.01
Total	$75,000	$0.00	$75,000

We will offer the shares ourselves and do not plan to use underwriters or pay any commissions. We will be selling our shares in a direct participation offering and no one has agreed to buy any of our shares. There is no minimum amount of shares we must sell so no money raised from the sale of our stock will go into escrow, trust or another similar arrangement. The offering will remain open for 90 days, and may be extended an additional 60 days, unless we decide to cease selling efforts prior to this date. There is no minimum purchase amount.

The information in this prospectus is not complete and may be changed. We may not sell our shares until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell our shares and it is not soliciting an offer to buy our shares in any state where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus. Any representation to the contrary is a criminal offence.

The securities will be offered by Kerry Nagy, one of our officers and directors, on a best-efforts basis.

The date of this prospectus is _________________, 2003.

Glossary

Andesitic: like Andesite, a fine grained volcanic rock.

"A" horizon: organic rich soil - top layer.

"B" horizon: one layer below "A" horizon, soil has nill organic material.

"C" horizon: one layer below "B" horizon, at rock contact area with rock chips.

Cheni Gold Mine: past producing gold-silver mine located in the Toodoggone Area, northern British Columbia.

Chert: a very hard rock rich in silica, so fine-grained that it appears uniform and glassy.

Cirque: a mountain slope basin caused by eroding ice-fields.

Deposit: a mineralized body which has been physically delineated by sufficient drilling, trenching, and/or underground work, and found to contain a sufficient average grade of metal or metals to warrant further exploration and/or development expenditures; such a deposit does not qualify as commercially mineable or as containing material reserves, until final technical and economic factors have been resolved.

Development: the preparation of a known commercially mineable deposit for mining.

Diabase: a common basic igneous rock usually occurring in dykes or sills.

Diamond Drill: a rotary type of rock drill that cuts a core of rock that is recovered in long cylindrical sections, two centimetres (7/8 inch) or more in diameter.

Dyke: a long and relatively thin body of igneous rock that, while in the molten state, intruded a fissure in older rocks.

Exploration: the search for mineral deposits (reserves) which are not in development or production.

Feldspar: a group of common rock-forming minerals that includes microcline, orthoclase, plagioclase and others.

Flows: lava type rocks deposited from volcanos.

Hornfels: a fine-grained (contact metamorphic) rock adjacent to an intrusion caused by heat from the intrusion.

Intrusions: bodies of igneous rock formed by the consolidation of magma intruded into other rocks in contrast to lavas which are extruded upon the surface.

Kilometres: 1 kilometre is equal to 0.62137 mile.

Lawyers/Energex mine area: past producing gold mines located in the Toodoggone area, northern British Columbia.

Metre: 1 metre is equal to 1.0936 yards.

Min-En Laboratories: the name of a certified assay lab for analysis of samples of rock, soil or sediments, etc.

Mineralization: Mineral-bearing rock; the minerals may have been either a part of the original rock unit or injected at a later time.

Mineral reserve: The economically mineable part of a measured or indicated mineral resource demonstrated by at least a preliminary feasibility study. This study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified. A mineral reserve includes diluting materials and allowances for losses that may occur when the material is mined. Mineral reserves are subdivided in order of increasing confidence into probable mineral reserves and proven mineral reserves.

Mineral resource: a concentration or occurrence of natural, solid, inorganic or fossilized organic material in or on the earth's crust in such form and quantity and of such a grade or quality that it has reasonable prospects for economic extraction. The location, quantity, grade, geological characteristics and continuity of a mineral resource are known, estimated or interpreted from specific geological evidence and knowledge. Mineral resources which are not mineral reserves do not have demonstrated economic viability.

Ore: A metal or mineral bearing rock or a combination of these of sufficient value as to quality and quantity to enable it to be mined at a profit

Outcrop: an exposure of rock or mineral deposit that can be seen on surface, that is, not covered by soil or water.

Porphyry: any igneous rock in which relatively large crystals, called phenocrysts, are set in a fine-grained groundmass.

ppb: measurement of metal in parts per billion.

preliminary reconnaissance: a process to determine if mineralization or geology exhibits potential for expansion of size of concentration in the opinion of the geologist or other qualified persons.

Probable mineral reserve: a probable mineral reserve is the economically mineable part of an indicated, and in some circumstances, a measured mineral resource demonstrated by at least a preliminary feasibility study. This study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified.

Production: the exploitation of a mineral deposit or reserve.

Proven mineral reserve: a proven mineral reserve is the economically mineable part of a measured mineral resource demonstrated by at least a preliminary feasibility study. This study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting that economic extraction can be justified.

Sampling: selecting a fractional but representative part of a mineral deposit for analysis and includes collection of soil, rock samples, perhaps water sediments which are marked and tagged for lab analysis.

S.E.R.E.M. Inc.: a mining company which founded the Cheni Gold Mine and prospected the Mount Claim area in the 1980's.

Skarn: name for the metamorphic rocks surrounding an igneous intrusive where it comes in contact with a limestone formation.

Strike: the direction, or bearing from true north, of a vein or rock formation measured on a horizontal surface.

Takla Group: name of local volcanic rocks.

Talus: deposits of broken, coarse rock found at the base of a cliff or mountain.

Toodoggone Area: name of area located in the Liard mining division, northern British Columbia.

Trenching: a long, narrow excavation dug through overburden, or blasted out of rock, to expose a vein or ore structure and includes trench digging, collecting (at 1 metre or 2 metre spacing) rock and soil samples along prescribed internals, and observing soil exposure.

Units: 1 unit is equal to 25 hectares, which is equal to a 500 x 500 metre square area.

Upper Triassic Takla: local name of +200 million year old volcanic rocks.

Waymar Resources Ltd.: mineral exploration company which was a previous operator of the Mount property.

Weathering: the effects of weather on rocks such as polishing, leaching, eroding, etc.

Table of Contents

Prospectus Summary	7
Risk Factors	8
Use Of Proceeds	11
Determination Of Offering Price	13
Dilution	13
Plan Of Distribution	14
Special Note Regarding Forward Looking Statements	15
Legal Proceedings	16
Directors, Executive Officers, Promoters And Control Persons	16
Security Ownership Of Certain Beneficial Owners And Management	18
Description of Securities	18
Shares Eligible For Future Sale	19
Certain Transactions	21
Business	21
Management's Discussion Or Plan Of Operations	28
Description of Property	30
Legal Matters	30
Experts	31
Available Information	31
Part F/S	32

Prospectus Summary

YOU SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER "RISK FACTORS" on page 8.

BARNABUS ENTERPRISES LTD. was incorporated under the laws of the State of Nevada on April 11, 2002. We have not commenced active business operations.

We are a pre-exploration stage company that recently acquired our property. Our only property, the Mount claim, consists of one mineral claim covering 741 acres located in the Toodoggone area of North-Central British Columbia in the Liard Mining Division. We intend to explore for minerals and metals, including gold on our property. There can be no assurance that valuable minerals exist on our property until proper geological work and analysis is performed. Our property has no proven or probable mineral reserves. We own a 100% undivided mineral interest in the mineral claim and our title to the mineral claim gives us the rights to any of the mineral deposits situated on the claim.

We believe that Barnabus is not a blank check company as defined in section (a)(2) of Rule 419 of Regulation C under the Rules of the Securities Act of 1933 because Barnabus has a specific business plan and purpose particular to the objectives of a company in the junior exploration mining industry performing preliminary reconnaissance. The Company has no intention to merge with another company or allow itself to be acquired by another company, or to act as a blank check company.

As of today's date, we have spent $3,500 to purchase a 100% undivided mineral interest for the Mount mineral claim located in the Liard Mining District, British Columbia.

Our administrative office is located at 2006 - 1500 Hornby Street, Vancouver, British Columbia, Canada, V6Z 2R1, telephone (604) 899-8888. Our registered office is located at 699 Sierra Rose Drive, Suite B, Reno, Nevada, 89511. Our fiscal year end is May 31.

The Offering
Securities Offered	7,500,000 shares of common stock offered on a self-underwritten best-efforts basis.
Offering Price	The shares are offered at $0.01 per share for total gross offering proceeds of $75,000 if the total offering of 7,500,000 shares is sold.
Terms of the Offering

There is no minimum offering. Accordingly, as shares are sold, we will use the money raised for our activities. The offering will remain open for 90 days, or an additional 60 days at the sole discretion of our management, unless the total proceeds are earlier received or we determine, in our sole discretion to cease selling efforts.

Net Proceeds to Our Company	$75,000 if the total offering of 7,500,000 shares is sold.
Use of Proceeds

We will use the proceeds to pay for offering expenses, and conduct pre-exploration activities on our mineral property known as preliminary reconnaissance. We estimate that the required exploration work will cost up to $32,000 for a Phase I program. If we are not able to raise $75,000 in this offering, the principals of Barnabus intend to loan to the Company the shortfall in funds required to begin and complete Phase I. The principals of Barnabus will loan a maximum of $47,500 to the Company, of which $32,500 is required to begin and complete Phase I of the exploration program and $15,000 consists of the offering expenses (see "Use of Proceeds").

Summary Financial Information
As of Fiscal Year Ended May 31, 2002		As of Eight Month Period Ended January 31, 2003
Balance Sheet Data:
Working Capital (deficit)	(28,758)	Working Capital (deficit)	(29,959)
Total Assets	11,590	Total Assets	7,410
Total Liabilities	29,542	Total Liabilities	30,063
Shareholder's Equity (Deficit)	(17,952)	Shareholder's Equity (Deficit)	(22,653)

Statement of Operations Data:
Revenue	NIL	Revenue	NIL
Total Expenses	21,452	Total Expenses	1,201
Net Income (Loss)	(21,452)	Net Income (Loss)	(1,201)

INVESTMENT IN OUR COMPANY INVOLVES SIGNIFICANT RISKS BECAUSE OUR MINERAL CLAIMIS AT THE EXPLORATION STAGE KNOWN AS PRELIMINARY RECONNAISSANCE AS OPPOSED TO THE DEVELOPMENT STAGE. OUR MINERAL CLAIM DOES NOT HAVE A KNOWN BODY OF COMMERCIAL ORE. THE FUNDS RAISED IN THIS OFFERING WILL BE USED TO CONDUCT A PHASE I EXPLORATION PROGRAM CONSISTING OF TRENCHING AND SAMPLING. IF OUR GEOLOGIST CONFIRMS OR RECOMMENDS FURTHER DIAMOND DRILLING BASED ON THE FINDINGS OF THE PRELIMINARY RECONNAISSANCE, WE WILL CONDUCT A PHASE II EXPLORATION PROGRAM. WE DO NOT PRESENTLY HAVE THE FUNDS TO CONDUCT A PHASE II PROGRAM. IF OUR GEOLOGIST RECOMMENDS FURTHER DRILLING, WE WILL RAISE ADDITIONAL FUNDS IN A FUTURE FINANCING.

Risk Factors

There is no assurance that our business will be profitable. We must conduct exploration to determine what amount, type and tenure of minerals, if any, exist on our property. We do not claim to have any reserves whatsoever at this time on any of our claims. An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed.

Management lacks technical skills and may cause irreparable harm to operations of Barnabus.

Management lacks technical training and experience with exploring for starting, and operating a mine. With no direct training or experience in these areas, our management may not be fully aware of many of the specific requirements related to working within this industry. Their decisions and choices may not take into account standard engineering or managerial approaches mineral exploration companies commonly use. Consequently, our operations, earnings, and ultimate financial success could suffer irreparable harm due to management's lack of experience in this industry. At all times where management lacks the skills, the Company intends to retain professional advice.

We are a recently organized business and you cannot evaluate the investment merits of our company because we have no operating history.

Our company is only recently organized with no operating history which makes it difficult to evaluate the investment merits of our company. Our company was recently organized on April 11, 2002 and is a start-up company. We have no operating history and we do not have any business prior to our organization. As of January 31, 2003, we incurred cash expenses of $26,153.

We may not be able to continue as a going concern if we do not obtain funds from this financing for Phase I

Because of our lack of funds and short operating history incurring only expenses, our independent accountants' audit report states that there is substantial doubt about our ability to continue as a going concern. Our independent auditor pointed out that we incurred only losses since our inception raising substantial doubt about our ability to continue as a going concern. Therefore, our ability to continue as a going concern is highly dependent upon obtaining additional financing for our planned operations. We are dependent upon this offering to be able to implement our business plan and our lack of revenues and profits may make obtaining additional capital more difficult. We presently have no significant operating capital and we are totally dependent upon receipt of the proceeds of this offering and loans from the principals of Barnabus to provide the capital necessary to commence our proposed Phase I exploration plans.

This offering will not be adequate to fund our Phase II Exploration Program

Our planned exploration program is separated into two phases. Assuming this offering is entirely sold, we will not have enough money to complete the second phase, which will cost approximately $195,000.

Because our Officers and Directors do not have formal training specific to the technicalities of mineral exploration, there is a higher risk our business will fail.

Although Chen and Nagy possess Free Miner licenses and Ms. Chen has management experience with mineral exploration companies, they do not have formal training as a geologist. Accordingly, we will have to rely on the technical services of trained explorationists and geologists. If we are unable to contract for the services of such individuals, it will make it difficult and maybe impossible to pursue our business plan. There is thus a higher risk of business failure.

Because our Officers and Directors have other business interests, they may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.

Ms. Chen presently spends approximately 20% of her business time on business management services for our company and Mr. Nagy plans to spend 5% of his time on the affairs of Barnabus. While Chen and Nagy presently possess adequate time to attend to our interests, it is possible that future demands on them from their other obligations could increase with the result that they would no longer be able to devote sufficient time to the management of our business. In addition, Chen and Nagy may not possess sufficient time for our business if the demands of managing our business increased substantially beyond current levels. Competing demands on their business time may cause them to have differing interest in approving significant corporate transactions from those of other stockholders.

We have no known Mineral Resources and if we cannot find any Mineral Resources we may have to cease operations.

We have no measured mineral bodies. If we do not find a mineral body or bodies containing valuable minerals or metals or if we cannot conduct further exploration of any discovered minerals, either because we do not have money to do it or because it is not economically feasible to do it, we may have to cease operations and you will loose your investment.

Weather interruptions in the province of British Columbia may affect and delay our proposed exploration operations.

Our mineral claim is located in a remote northern area of the province. Our current proposed Phase I exploration work can only be performed approximately five to six months out of the year. There is no direct road access to our mineral claim. Our mineral claim can only be reached by helicopter. The nearest road access point is located 22 miles from the mineral claim. As a result, rain, snow and adverse weather conditions may only allow us to work on our mineral claim for certain periods of time each year.

We may lose our interest in our mineral claim if we do not make $100,000 in Exploration Expenditures.

Under the Property Purchase Agreement and Amending Letter Agreement, if we do not expend $100,000 on the Mount Claim prior to December 31, 2005, we will have to transfer the property back to Lorne Warren, the initial locator of the property. There are no assurances that we can perform exploration work on the property in the amount of $100,000 by such date. The company will lose its assets if we do not meet this target. Barnabus may also extend the expiration date up to a maximum of 2 additional years by paying $2,000 per year commencing on December 31, 2003 and ending on December 31, 2006, for the right to extend the expiry date, and such total payments will be deducted from any royalty payments which may be required to be paid to Mr. Warren.

If we are unable to extend the expiration date for our mineral claim, we will lose our mineral interest.

The Mount Claim expires on April 21, 2004. If we are unable to extend the expiration date before April 21, 2004, we will lose our mineral claim. In order to renew our mineral claim and keep it in good standing, we have to pay approximately $800 to the Mineral Titles Branch or instead, complete and file an assessment report detailing the equivalent of $800 in work on the claim prior to April 21, 2004. Barnabus may allocate to future years any excess assessment work credits greater than $800.

Risks associated with this Offering:

Chen and Nagy will receive a substantial benefit from your investment and the investors of this Offering will assume most of the risk.

Chen and Nagy, currently our only shareholders will receive a substantial benefit from your investment. They invested $3,500 into the company to acquire 100% of the shares on a pre-offering basis and will have 6.25% on a post-offering basis if the entire offering is sold. You, on the other hand, will be providing all of the cash for our operations. As a result, if we cease operations for any reason, you will lose your investment while Chen and Nagy will lose approximately $3,500.

Offering is Being Made to Non-United States Residents and B.C. Residents but not other Canadian residents

A limited number of subscribers can purchase our securities because the offering will not be sold to residents of United States. The offer will be made mainly to B.C. residents and non-United States residents. The offer will not be made to other residents of Canada. The Company plans to reject any subscription agreement that indicates that the subscriber is a resident of the United States. This may limit our ability to raise 100% of this offering.

Non-U.S. and non-Canadian Shareholders may have problems enforcing their legal rights.

Those shareholders who are not resident of U.S. and Canada may have difficulties enforcing legal rights and effect service upon the Company in the United States or upon the directors or officers in British Columbia. Accordingly, non-U.S. shareholders may be forced to bring actions against the Company and its directors and respective officers under U.S. and/or Canadian laws or courts in order to enforce claims that they may have against the Company or its directors or officers. This may be difficult or expensive and materially affect the shareholders' ability to enforce their legal rights.

If the principals convert their potential loan into shares of the Company, the equity interest of the shareholders may be diluted in value.

The principals of the Company may loan to Barnabus the balance of the funds to begin and complete Phase I for a maximum amount of $47,500. If the principals call in their loan, the Company may negotiate a shares for debt conversion, the terms of which will be determined by market conditions. The shares to be issued cannot be determined now and if a large number of shares are issued in the future, this may dilute the equity interest of the shareholders.

Because there is No Public Trading Market for our Common Stock, you may not be able to resell your shares.

Our company plans to list its shares on the NASD's OTC Bulletin Board. There are no assurances that we will be successful in listing our shares. There is currently no public trading market for our common stock. Therefore there is no central place, like a stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale. Therefore, you may not be able to resell your shares.

Re-sale Restrictions for British Columbia Residents

Subscribers who are residents of British Columbia relying on an exemption from prospectus and registration requirements of B.C. securities laws for the purchase of the Company's securities will have to comply with B.C. Securities Commission's BC Instrument 72-502 "Trade In Securities of U.S. Registered Issuers" to resell their shares. BC Instrument 72-502 requires, among other conditions, that B.C. residents hold the shares for 12 months and limit the volume of shares sold in a 12-month period. (See "Canadian Securities Law"). These restrictions will limit the ability of the B.C. residents to resell the securities in the United States and therefore, may materially affect the market value of your shares.

Use Of Proceeds

The net proceeds to us from the sale of the 7,500,000 shares offered hereby at a public offering price of $0.01 per share will vary depending upon the total number of shares sold. Regardless of the number of shares sold, we expect to incur offering expenses estimated at $15,000 for legal, accounting, printing and other costs in connection with the offering.

If we are not able to raise $75,000 in this offering, the principals of Barnabus intend to loan to the Company the shortfall in funds required to begin and complete Phase I. The principals of Barnabus will loan a maximum of $47,500 to the Company, of which $32,500 is required to begin and complete Phase I of the exploration program and $15,000 consists of the offering expenses. If the principals advance any loan to the Company, such loan is repayable on demand by the principals, and incurs interest at the Canadian prime interest rate plus 3%.

The table below shows how proceeds from this offering and any loan proceeds from the principals would be used for scenarios where our company sells various amounts of the shares and the priority of the use of net proceeds in the event actual proceeds are not sufficient to accomplish the uses set forth. The principal loans will remain as a liability on the balance sheet and the Company does not intend to repay these loans from offering proceeds. Pending use, we will invest the net proceeds in investment-grade, short-term, interest bearing securities.

If the principals call in their loan, the Company plans to negotiate a share for debt conversion or some other refinancing deal depending on market conditions. Any securities issued to the principals will be restricted stock and will not be part of this offering. Presently, the principals have no intentions to call in their loan, if such loan is advanced to the Company.

Percent of total shares offered	0%	25%	50%	75%	100%

Shares sold
Gross proceeds from offering
Less: Offering Expenses (1)
Net Offering Proceeds (2)
Principal Loans
Use of Net Proceeds
   Site Access Costs (3)
   Trenching and Blasting (4)
   Assays
   Geological Supervision and    Report
   Working Capital(2)

	0 Nil $15,000 ($15,000) $47,500 $15,925 $9,002 $2,600 $3,250 $1,723	1,875,000 $18,750 $15,000 $3,750 $28,750 $15,925 $9,002 $2,600 $3,250 $1,723	3,750,000 $37,500 $15,000 $22,500 $10,000 $15,925 $9,002 $2,600 $3,250 $1,723	5,625,000 $56,250 $15,000 $41,250 Nil $15,925 $9,002 $2,600 $3,250 $10,473	7,500,000 $75,000 $15,000 $60,000 Nil $15,925 $9,002 $2,600 $3,250 $29,223
Total Property Use:	$32,500	$32,500	$32,500	$41,250	$60,000
Proceeds for Repayment of Principal Loans:	Nil	Nil	Nil	Nil	Nil

(1)   The estimated offering expenses will be paid in the following order of priority: $6.90 Securities and Exchange Commission Registration Fee, $1,000 Blue Sky Fees, $7,000 Legal Fees, $1,000 Printing and Shipping, $5,000 Accounting Fees and $993.10 Transfer Agent and Miscellaneous fees. Any unpaid offering expenses will be paid from the proceeds of loans to be made by our principals of the Company. As of May 31, 2002, $7,306 in offering costs have been deferred, and this amount is already included as part of the $28,683 accounts payable showing on the Company's balance sheet as at January 31, 2003. An additional $7,694 in offering costs will be incurred and is due when the Company closes its offering. The difference between $28,000 and $7,306 (or $20,694) will have to be raised from further financings in order to settle this balance of accounts payable. The type of financing will depend on market conditions and may be in the form of additional principal loans.

(2)   The use of net proceeds describes the expenses that will be incurred in association with Phase I of our business plan. Phase II of the business plan will not be implemented until the success of Phase I is evaluated to determine whether further exploration work is warranted (See "Proposed Exploration Program"). For this reason, we will retain as working capital any sums not utilized in Phase I until further financing is obtained for Phase II assuming further exploration work is warranted.

(3)   Site Access Costs include: $3,900 Camp Costs, $1,430 Reclamation Bond, $9,295 Helicopter Support and $1,300 Mobilization/Demolition. See "Total Phase I" costs under the "Business" heading.

(4)   Trenching and Blasting include: $1,950 for supplies and equipment, $2,275 for 1 senior prospector, $2,275 for 1 certified blaster, $1,462 for 1 prospector and $1,040 for 1 labourer. See "Total Phase I" costs under the "Business" subheading.

Phase I of our business plan will cost $32,500 and includes the undertaking of a geological report at a cost of $3,250 which is a prerequisite for our exploration activities. The funds raised in this offering will be used to conduct a Phase I exploration program consisting of trenching and sampling. If our geologist confirms or recommends further work including diamond drilling, we will conduct a Phase II exploration program. See heading "Proposed Exploration Program" for description of specific milestones. We do not presently have the funds to conduct a Phase II program. If our geologist recommends drilling, we will raise additional funds in a future financing or enter into a joint venture relationship with a third party (see "Joint Venture Partner" under "Property Exploration Program"). We presently do not have a joint venture partner in mind and there are no assurances that we will find a suitable joint venture partner. Phase II will cost approximately $195,000.

Possible working capital uses include general and administrative expenses, to be determined by our executive officers based upon their assessment of our company's needs.

Any funds not used for the purposes indicated will be used for general working capital. If less than the entire offering is received, funds will be applied according to the priorities outlined above. The principals of our Company will loan any difference resulting from the shortfall of paying offering expenses as well as any costs to file quarterly and annual reports required under the Securities Exchange Act of 1934.

We intend to use the proceeds of this offering substantially in the manner set forth above and in the order of listed priority.

Pursuant to the Property Purchase Agreement, if Barnabus does not expend $100,000 on the property prior to December 31, 2005, the Company will be required to transfer the mineral claim back to the previous owner.

Determination Of Offering Price

There is no established public market for the shares of common stock being registered. As a result, the offering price and other terms and conditions relative to the shares of common stock offered hereby have been arbitrarily determined by us and do not necessarily bear any relationship to assets, earnings, book value or any other objective criteria of value. In addition, no investment banker, appraiser or other independent, third party has been consulted concerning the offering price for the shares or the fairness of the price used for the shares.

Dilution

You will suffer substantial dilution in the purchase price of your stock compared to the net tangible book value per share immediately after the purchase.

Dilution is the difference between the public offering price of $0.01 per share for the common stock offered herein, and the net tangible book value per share of the common stock immediately after its purchase. Our net tangible book value per share is calculated by subtracting our total liabilities from our total assets less any intangible assets, and then dividing by the number of shares then outstanding.

Our net book value prior to the offering, based on the May 31, 2002 financial statements, was ($25,258) or approximately ($0.05052) per common share. Prior to selling any shares in this offering, we had 500,000 shares of common stock outstanding, which were purchased by the founding shareholders for $3,500. We are now offering up to 7,500,000 shares at $0.01 per share.

If all shares offered herein are sold, we will have 7,500,000 shares outstanding upon completion of the offering. Our post offering pro forma net book value, which gives effect to receipt of the net proceeds from the offering on all shares sold but does not take into consideration any other changes in our net tangible book value, will be $49,742 or approximately $0.00622 per share. This would result in dilution to investors in this offering of ($0.00378) per share, or approximately 62% from the public offering price of $0.01 per share. Net tangible book value per share would increase $0.05673 per share for our current shareholder.

Dilution Table

The following table sets forth the estimated net tangible book value ("NTBV") per share after the offering and the dilution to persons purchasing shares based upon various levels of sales achieved:
	1,875,000 shares sold	3,750,000 shares sold	5,625,000 shares sold	7,500,000 shares sold
Public offering price/share	$0.01	$0.01	$0.01	$0.01
NTBV/share prior to offering	($0.05052)	($0.05052)	($0.05052)	($0.05052)
Net proceeds to Barnabus	$18,750	$37,500	$56,250	$75,000
Total shares outstanding	2,375,000	4,250,000	6,125,000	8,000,000
Increase attributable to new shareholders	$0.01274	$0.00712	$0.00494	$0.00378
Post offering pro forma NTBV/share	($0.00274)	$0.00288	$0.00506	$0.00622

Comparative Data

The following table sets forth with respect to existing shareholders and new investors, a comparison of the number of shares of common stock acquired from our company, the percentage ownership of such shares, the total consideration paid, the percentage of total consideration paid and the average price per share.

	Shares Purchased		Total Consideration		Average Price Per Share
Existing Shareholders:	Number	Percent	Amount	Percent
Victoria Chen	250,000	3.125%	1,750	2.23%	$0.007
Kerry Nagy	250,000	3.125%	1,750	2.23%	$0.007
New investors	7,500,000	93.750%	75,000	95.54%	$0.010
Total	8,000,000	100%	78,500		$0.0098

Plan Of Distribution

General

The following discussion addresses the material terms of the plan of distribution.

The offering is being made on a self-underwritten best-efforts basis. We are offering up to 7,500,000 shares of our common stock at a price of $0.01 per share to be sold by Kerry Nagy, one of our directors. Victoria Chen will not be offering the securities for sale. This will be the only method of distribution. Barnabus does not intend to make any distribution through an underwriter or on the Internet. The shares will be sold through our principal executive officer and director, so no compensation will be paid with respect to those sales, except for reimbursement of expenses actually incurred on behalf of our company in connection with such activities. Since this offering is conducted as a direct participation offering, there can be no assurance that any of the shares will be sold. A subscription agreement, the form of which is attached to this prospectus, will be required to be submitted by all purchasers of the shares.

The offering will not be sold to officers, directors or affiliates of Barnabus. There is no minimum purchase amount. The offer will be made mainly to B.C. residents and non-United States residents. The offer will not be made to other residents of Canada. If the subscriber is a resident of British Columbia, he or she must be a close relative, friend or business associate of a senior officer or director of the Company, or if it is a corporate entity, then the corporation must be wholly-owned by one or more close relative, friend or business associate of a senior officer or director of the Company. Subscribers who are resident in a jurisdiction other than U.S. or British Columbia must comply with the applicable securities law of these jurisdictions. The Company plans to reject any subscription agreement that indicates that the subscriber is a resident of the United States. If the Company decides to solicit subscribers who are residents of the United States, we will issue an amended prospectus reflecting such changes.

There is currently no market for any of our shares and no assurances are given that a public market for such securities will develop after the closing of this offering or be sustained if developed. While we plan following the closing of this offering to take affirmative steps to request or encourage one or more broker/dealers to act as a market maker for our securities, no such efforts have yet been undertaken and no assurances are given that any such efforts will prove successful. As such, investors may not be able to readily dispose of any shares purchased hereby.

Our director, Kerry Nagy, who is an associated person of us as that term is defined in Rule 3a4-1 under the Exchange Act, shall conduct the offering. Mr. Nagy is deemed not to be a broker for the following reasons:

*   He does not have a statutory disqualification as that term is defined in Section 3(a)(39) of the Exchange Act at the time of his participation in the sale of our securities.

*   He will not be compensated for his participation in the sale of our securities by the payment of commission or other remuneration based either directly or indirectly on transactions in securities.

*   He is not an associated person of a broker or dealers at the time of his participation in the sale of our securities.

*   He will restrict his participation to the following activities:

A.   Preparing any written communication or delivering any communication through the mails or other means that does not involve oral solicitation of a potential purchaser;

B.   Responding to inquiries of potential purchasers in a communication initiated by the potential purchasers, provided however, that the content of responses are limited to information contained in a registration statement filed under the Securities Act or other offering document;

C.   Performing ministerial and clerical work involved in effecting any transaction.

As of the date of this prospectus, no broker has been retained by us for the sale of securities being offered. In the event a broker who may be deemed an underwriter is retained by us, an amendment to our registration statement will be filed.

The offering will remain open for a period of 90 days or an additional 60 days at our sole discretion, unless the entire gross proceeds are earlier received or we decide, in our sole discretion, to cease selling efforts.

No Escrow of Proceeds

There is no escrow of any of the proceeds of this offering. Accordingly, we will have use of such funds once we accept a subscription and funds have cleared. Such funds shall not be paid back to subscribers except as may be required by applicable law.

Special Note Regarding Forward Looking Statements

Some of the statements under the "Prospectus Summary," "Risk Factors," "Management Discussion and Analysis or Plan of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievement expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus.

In some cases, you can identify forward-looking statements by terminology such as "may," "should," "could," "intend", "expects," "plan," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

Legal Proceedings

We are not a party to or aware of any threatened litigation of a material nature.

Directors, Executive Officers, Promoters And Control Persons

Executive Officers And Directors

The following table sets forth the directors and executive officers of our company, their ages, term served and all officers and positions with our company. A director is elected by stockholders and serves until his or her successor is duly elected by the stockholders and qualifies. Officers and other employees serve at the will of the Board of Directors.

There are no arrangements or understandings regarding the length of time a director of our company is to serve in such a capacity. Our director holds no directorships in any other company that has to comply with the reporting requirements of the Securities Exchange Act of 1934.
Name of Director	Age	Term Served	Positions
Victoria Chen	34	Since inception	President, Secretary and Director
Kerry Nagy	30	Since inception	Treasurer & Director

Ms. Chen will serve as management of our company. A brief description of her background and business experience is as follows:

Ms. Chen has been the President, Secretary and Director since our company's inception on April 11, 2002. Ms. Chen held various contract and consulting positions with the following companies:

Pacific Paragon Group of Companies - Vancouver, B.C.
U.S. Co-listing Consultant facilitating Securities and Exchange Commission and National Association of Securities Dealers filings for a group of TSX Venture Exchange public companies from November 2001 to September 2002.

Princeton Financial Group - Vancouver, B.C.
Consulting Corporate Secretary managing corporate compliance for a group of TSX Venture Exchange public companies from July 1998 to March 2001.

Government of Canada Department of Indian and Northern Affairs - Vancouver, B.C. Litigation Management Branch.
Contract Researcher on B.C. Residential School litigation cases alleging sexual, physical and mental abuse perpetrated by the Government of Canada and the Catholic Church for the Department of Justice from August to November 2000 (Government of Canada Enhanced Reliability Status).

Frank R. Eadie Law Corporation - Vancouver, B.C.
Contract Secretary from February 2000 to July 2000.

Equinta Corporation - San Diego, California.
Provided Investor and Shareholder Relations for a start-up Internet real estate transaction company involved in listing and brokering properties, real estate data collection and secondary and tertiary equity financing from June to December 1999.

Silver Peak Resources Inc. - Vancouver, B.C.
Director and Corporate Secretary of a resource company managing the refurbishment of a lead-zinc, silver-gold concentrator, environmental concerns (Environment Canada) and relicencing the Company's expired water permit (Ministry of Environment, Lands and Parks, B.C.) for a TSX Venture Exchange" listed public company from June 1998 to July 1999.

Gold Win Ventures Inc. - Vancouver, B.C.
Administrator for a TSX Venture Exchange listed public company managing corporate affairs and mineral title registration (a gold exploration company) from October 1997 to June 1998, and from March 1999 to May 1999.

Ms. Chen will continue to serve in her present positions with Barnabus until the next annual meeting of shareholders and devote approximately 20% (or 8 hours per week) of her business time to Barnabus. Ms. Chen has no formal training or technical experience with mineral exploration but she does have management and regulatory bodies experience with mineral exploration companies. Ms. Chen's responsibilities with Barnabus consists mainly of communicating with the appropriate governmental agencies to ensure the company claims are kept in good standing and coordinating the filing of this offering. In addition, Phase I of the company's business plan will be performed by subcontractors, the activities of which will be managed by Ms. Chen. It is anticipated that additional officers will be hired if Phase I of our business plan is successful to manage the company's day to day mineral exploration activities.

Mr. Nagy has been the Treasurer and Director of the company since April 11, 2002. Since July 1999 to present, Mr. Nagy has been employed as a Senior Underwriter for London Guarantee Insurance Company, Vancouver, B.C. From April 1998 to July 1999, he was a Loans Officer with Surrey Metro Savings Credit Union, New Westminster, B.C. Prior to that, Mr. Nagy was a self-employed Mortgage Broker in Vancouver, B.C. Mr. Nagy will continue to serve in his present positions with the company until the next annual meeting of shareholders and devote 5% (or 2 hours per week) of his business time to Barnabus.

Conflicts of Interest

We believe that Victoria Chen could have conflict of interest relationships with other mineral exploration companies. Ms. Chen will continue to be involved in the mineral exploration business for other entities and her involvement could create conflicts of interest. At the present time, we do not foresee any direct conflicts because we intend to explore and develop our own mineral claim. However, in the future, we may enter into joint venture relationships with companies which Ms. Chen is affiliated. The only conflicts that we foresee is Ms. Chen's devotion to time to other mineral exploration projects that do not involve us.

Executive Compensation

To date, our directors do not currently receive and has never received any compensation for serving as a director of the company. In addition, at present, there are no ongoing plans or arrangements for compensation of any of our officers. Presently, there are no plans or agreements for compensation of our officers and directors even if certain milestones are achieved in the business plan. However, we expect to adopt a plan of reasonable compensation to our officers and employees when and if we become operational and profitable.

The following table sets forth all compensation awarded to, earned by, or paid for services rendered to us in all capacities during the period ended May 31, 2002, by Ms. Chen, our sole executive officer.

Summary Compensation Table Long-Term Compensation Awards
Name and Principal Position	Compensation - 2002		($) Number of shares Underlying Options (#)
	Salary	($) Bonus
Victoria Chen President	None	None	None

We do not presently have a stock option plan but intend to develop an incentive based stock option plan for our officers and directors in the future and may reserve up to ten percent of our outstanding shares of common stock for that purpose.

Security Ownership Of Certain Beneficial Owners And Management

The following table sets forth certain information with respect to the beneficial ownership of our company's common stock with respect to each named director and executive officer of our company, each person known to our company to be the beneficial owner of more than five percent (5%) of said securities, and all directors and executive officers of our company as a group:
Name and Address	Title of Class	Amount and Nature of Beneficial Ownership	% Prior to Offering	% After Offering (1)
Victoria Chen 2006 - 1500 Hornby Street Vancouver, B.C. V6Z 2R1	Common	250,000 shares	50%	3.125%
Kerry K.W. Nagy 2006 - 1500 Hornby Street Vancouver, B.C. V6Z 2R1	Common	250,000 shares	50%	3.125%
All officers & directors as a group (2 persons)	Common	500,000 shares	100%	6.25%

(1)   Assumes all 7,500,000 shares are sold.

Prior to the sale of any shares in this offering, Ms. Chen and Mr. Nagy were the only shareholders of Barnabus. Ms. Chen and Mr. Nagy may be deemed promoters of our company because of their stock holdings. Other than their stock holdings, Ms. Chen and Mr. Nagy do not have a material direct or indirect interest in a present or prior transaction with Barnabus.

Description of Securities

The shares registered pursuant to the registration statement of which this prospectus is a part are shares of common stock, all of the same class and entitled to the same rights and privileges as all other shares of common stock.

Common Stock

Barnabus is presently authorized to issue 75,000,000 shares of $.001 par value common stock. The holders of common stock, including the shares offered hereby, are entitled to equal dividends and distributions, per share, with respect to the common stock when, as and if declared by the Board of Directors from funds legally available therefore. No holder of any shares of common stock has a pre-emptive right to subscribe for any securities of our company nor are any common shares subject to redemption or convertible into other securities of our company. Upon liquidation, dissolution or winding up of our company, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which shareholders are required or permitted to vote. Holders of our company's common stock do not have cumulative voting rights, so that the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors, if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any members to the Board of Directors.

Barnabus has reserved from its authorized but unissued shares a sufficient number of shares of common stock for issuance of the shares offered hereby. The shares of common stock issuable upon subscription of the offering will be, when issued in accordance with the terms of the offering, fully paid and non-assessable.

Options and Warrants

We do not presently have any options or warrants authorized or any securities that may be convertible into common stock. However, our board of directors may later determine to authorize options and warrants for our company.

Dividend Policy

We have not previously paid any cash dividends on our common stock and do not anticipate or contemplate paying dividends on our common stock in the foreseeable future. Our present intention is to utilize all available funds for the development of our business. There is no assurance that we will ever have excess funds available for the payment of dividends. The only legal restrictions that limit the ability to pay dividends on common equity or that are likely to do so in the future, are those restrictions imposed by state laws. Under Nevada corporate law, no dividends or other distributions may be made which would render our company insolvent or reduce assets to less than the sum of its liabilities plus the amount needed to satisfy any outstanding liquidation preferences.

Anti-Takeover State Laws

The General Corporation Law of Nevada contains certain provisions which could prohibit or delay mergers or other takeovers or changes in control and discourage attempts to acquire us. However, our bylaws specifically deem such provisions not to apply to us.

Blank Check Company

We believe that Barnabus is not a blank check company as defined in section (a)(2) of Rule 419 of Regulation C under the Rules of the Securities Act of 1933 because Barnabus has a specific business plan and purpose particular to the objectives of a company in the junior exploration mining industry conducting preliminary reconnaissance. The Company has no intention to merge with another company or allow itself to be acquired by another company, or to act as a blank check company.

Transfer Agent

We intend to use Madison Stock Transfer, of 1813 E. 24th Street, Brooklyn, New York 11229, as our transfer agent and registrar for the common stock upon completion of the offering.

Shares Eligible For Future Sale

Upon completion of this offering, we will have 8,000,000 shares of common stock outstanding, if we sell all of the shares in this offering. Of these shares, up to 7,500,000 shares to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933.

The remaining 500,000 of common stock held by our affiliates were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. The 500,000 shares are "restricted securities" and the limitations of Rule 144 will apply. We cannot predict the effect, if any, that offers or sales of these shares would have on the market price. Nevertheless, sales of significant amounts of restricted securities in the public markets could adversely affect the fair market price of the shares, as well as impair our ability to raise capital through the issuance of additional equity shares.

In general, under Rule 144, a person who has beneficially owned shares for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (1) one percent of the then outstanding shares of common stock or (2) the average weekly trading volume in the common stock in the over-the-counter market during the four calendar weeks preceding the date on which notice of the sale is filed, provided several requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, our affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of common stock which are not restricted securities.

Under Rule 144(k), a person who is not an affiliate and has not been an affiliate for at least three months prior to the sale and who has beneficially owned shares for at least two years may resell their shares without compliance with the foregoing requirements. In meeting the one-and two-year holding periods described above, a holder of shares can include the holding periods of a prior owner who was not an affiliate. The one-and two-year holding periods described above do not begin to run until the full purchase price or other consideration is paid by the person acquiring the shares from the issuer or an affiliate.

There is presently no agreement by any holder, including our "affiliates", of "restricted" shares not to sell their shares.

Canadian Securities Law

Subscribers who are residents of British Columbia relying on an exemption from prospectus and registration requirements of B.C. securities laws for the purchase of the Company's securities will have to comply with B.C. Securities Commission's BC Instrument 72-502 "Trade In Securities of U.S. Registered Issuers" to resell their shares.

According to BC Instrument 72-502, a B.C. resident who acquired securities under a prospectus exemption in a company that is not a reporting issuer under the B.C. Securities Act may sell those securities without filing a prospectus under the Act, if the following conditions are met:

(1) The securities of the company are registered under section 12 of the U.S. Securities Exchange Act of 1934, as amended, or the company is required to file reports under section 15(d) of that Act.

(2) The seller's residential address or registered office is in British Columbia.

(3) A 12-month period has passed since the date the company issued the securities to the seller, or a control person sold the securities to the seller. This 12-month hold period does not apply to securities that a seller acquired under a director or employee stock option.

(4) If the seller is a control person of the company, then the seller has held the securities for at least 6 months.

(5) The number of securities the seller proposes to sell under this Order, plus the number of securities of the company of the same class that the seller has sold in the preceding 12-month period, does not exceed 5% of the company's outstanding securities of the same class.

(6) The seller sells the securities through a registered investment dealer.

(7) The registered investment dealer executes the trade through an exchange, or market, outside Canada.

(8) There has been no unusual effort made to prepare the market or create a demand for the securities.

(9) The seller has not paid any extraordinary commission or other consideration for the trade.

(10) If the seller is an insider of the company, the seller reasonably believes that the company is not in default of the securities legislation (including U.S. federal and state securities legislation) that governs the company.

If a security acquired under a prospectus exemption is converted or exchanged into another security, the converted or exchanged security is considered the same security under this Instrument.

Penny Stock Regulation

Our shares will have to comply with the Penny Stock Reform Act of 1990 which may potentially decrease your ability to easily transfer our shares. Broker-dealer practices in connection with transactions in "penny stocks" are regulated. Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that has to comply with the penny stock rules. As our shares immediately following this offering will likely have to comply with such penny stock rules, investors in this offering will in all likelihood find it more difficult to sell their securities.

Holders

There are 2 shareholders of record for the common shares.

Dividends

No dividends have been declared on the common shares as of the date hereof.

Certain Transactions

In connection with the organization of Barnabus, Ms. Chen, the President, Secretary and Director of our company, and Mr. Nagy, our Treasurer and Director each paid $1,750 cash on April 11, 2002 to purchase an aggregate of 500,000 shares of common stock at $0.007 per share. As of January 31, 2003, Victoria Chen also advanced $1,380 to the Company for the payment of legal fees.

Barnabus presently has no office facilities but for the time being will use as its business address the office of Ms. Chen on a rent free basis, until such time as the business operations of our company may require more extensive facilities and our company has the financial ability to rent commercial office space. There is presently no formal written agreement for the use of such facilities, and no assurance that such facilities will be available to our company on such a basis for any specific length of time.

We have no formal written employment agreement or other contracts with our officers, and there is no assurance that the services to be provided by them, and facilities to be provided by Ms. Chen, will be available for any specific length of time in the future. Ms. Chen anticipates initially devoting up to approximately 20% of her business time to the affairs of our company. If and when the business operations of our company increase and a more extensive time commitment is needed, Ms. Chen is prepared to devote more time to our company, in the event that becomes necessary. The amounts of compensation and other terms of any full time employment arrangements with our company would be determined if and when such arrangements become necessary.

Business

History And Organization

Barnabus Enterprises Ltd. was incorporated under the laws of the state of Nevada on April 11, 2002. We have not commenced business operations and we are considered a pre-exploration stage enterprise. To date, our activities have been limited to organizational matters, obtaining a summary report on the Mount Claim and the preparation and filing of the registration statement of which this prospectus is a part. In connection with the organization of our company, the founding shareholders of our company contributed an aggregate of $3,500 cash in exchange for 500,000 shares of common stock. We have no significant assets, and we are totally dependent upon the successful completion of this offering and receipt of the proceeds from the offering, of which there is no assurance, for the ability to commence our proposed business operations.

We believe that Barnabus is not a blank check company as defined in section (a)(2) of Rule 419 of Regulation C under the Rules of the Securities Act of 1933 because Barnabus has a specific business plan and purpose particular to the objectives of a company in the junior exploration mining industry conducting preliminary reconnaissance. The Company has no intention to merge with another company or allow itself to be acquired by another company, or to act as a blank check company.

Proposed Business

Our plan of operations is to carry out exploration work on the Mount Claim and to ascertain the quantities of copper, zinc, silver, gold and other valuable minerals. We will not be able to determine whether or not our mineral claims contain a mineral deposit, or reserve, until appropriate exploratory work is done and an economic evaluation based on that work concludes economic viability.

On April 11, 2002, we acquired a 100% undivided mineral interest from Lorne B. Warren, the owner of the Mount Claim, located in Toodoggone area, Liard Mining Division, British Columbia. We are presently in the pre-exploration stage and there is no assurance that a mineral deposit exists on the mineral claim until appropriate geological exploration is done and a final comprehensive evaluation is concluded. There are no mineral reserves on the mineral claim and our proposed exploration program is entirely exploratory in nature.

The exploration program known as preliminary reconnaissance proposed by Barnabus is designed to determine whether mineralization exists to the extent that further exploration is recommended to outline any such discovered mineralized zones. It is uncertain at this time the precise quantity of minerals in the property that would justify actual mining operations. If we decide to abandon our mineral claim at any stage of our exploration program, we intend to acquire other properties and conduct similar exploration programs. The other properties may be located in the same mining district or we may decide to seek properties in other locations in the Province of British Columbia. Although management presently intends to explore properties located in British Columbia, we may in the future explore properties located in other jurisdictions, which may include other provinces in Canada, or in the United States.

Interest in Mineral Claim

Lorne B. Warren staked the claims. The claims are due to expire on April 21, 2004 if not kept in good standing. We intend to keep the claims in good standing. In order to keep our mineral claim in good standing, we have to pay approximately $800 to the Mineral Titles Branch of the British Columbia government, or instead, complete and file assessment work equivalent to $800 for each year prior to April 21, 2004. Barnabus may allocate to future years any assessment work completed for greater than $800. Ms. Chen and Mr. Nagy are holding recorded title to the mineral interest in the mineral claim in their names as trustees, on behalf of Barnabus. The mineral claim is recorded in the names of Ms. Chen and Mr. Nagy to avoid paying additional fees, however, Ms. Chen and Mr. Nagy signed a Declaration of Trust confirming that Barnabus is the beneficial owner of the mineral interest in the mineral claim. We will be required to form a wholly-owned British Columbia corporation which contains a board of directors a majority of which will have to be British Columbia residents and pay a minimum of $500 and register other documentation to be able to file a Bill of Sale on the Company's behalf. We have decided that if exploration results warrant we will: (1) file as a foreign corporation; (2) appoint directors of the subsidiary corporation who are residents of British Columbia; (3) pay the additional fees; and (4) record the claim in our name. The decision to record or not record the mineral claim in our name is solely within our discretion.

Property Purchase Agreement

Pursuant to the Property Purchase Agreement dated April 11, 2002 and Amending Letter Agreement dated October 1, 2002, Barnabus acquired a 100% undivided mineral interest in the Mount Claim from Lorne B. Warren for cash consideration of $3,500. Mr. Warren retained a 3% Net Smelter Return Royalty on the mineral claim, but Barnabus has a right to repurchase a portion of such royalty interest at a price of $1,000,000 for each 30% interest to the royalty to an aggregate of 60%. Under the Property Purchase Agreement, if Barnabus does not expend a total of $100,000 on the Mount Claim prior to December 31, 2005, the mineral claim ownership will go back to Lorne Warren. Barnabus may also extend the expiration date up to a maximum of 2 additional years by paying $2,000 per year commencing on December 31, 2003 and ending on December 31, 2006, for the right to extend the expiry date, and such total payments will be deducted from any royalty payments which may be required to be paid to Mr. Warren.

Summary Report

Our business activities to date have been restricted to obtaining a summary report on the Mount Claim from John M. Mirko dated April 30, 2002 and preparing this offering. Mr. Mirko is an experienced explorationist, prospector and businessman, however Mr. Mirko is not a geologist. Mr. Mirko is a self-employed explorationist and development consultant who has been involved in all aspects of exploration and exploitation of resource properties for 30 years. Since 1972, Mr. Mirko has conducted prospecting, geology, geophysics, geochemisty, property evaluation, project management and mine site supervision for large and small resource companies. Mr. Mirko does not have any conflict of interest with Barnabus in preparing the report nor does he have any interest in the Mount Claim or Barnabus. The report is based on the knowledge of Mr. Mirko and his work experience. Mr. Mirko's report details the geological and exploration history of the Mount Claim owned by Barnabus, including the land status, climate, geology and mineralization. Mr. Mirko believes that based upon previous exploration activity in the area and his personal knowledge of the property, sufficient evidence exists to warrant further exploration on the Mount Claim.

The Mount Claim is 100% owned by Barnabus and is located in the Liard Mining Division of British Columbia, comprising 741 acres. A recent sampling of a recessive weathering pyritic-rich feldspar porphyry unit gave anomalous gold values of 0.17 and 1.2 grams/tonne, respectively, which are positive results that warrant further exploration. To properly establish the sources of the coincident gold and copper soil geochemical anomalies, Mr. Mirko recommends further trenching and diamond drilling.

A two phase exploration and drilling program has been proposed. Phase I consists of trenching and blasting on the property and is estimated to cost $32,000. Phase II will be contingent on the success of Phase I and will consist of diamond drilling at a proposed cost of $195,000. Our exploration program known as preliminary reconnaissance is designed to efficiently explore and evaluate our mineral claim.

Canadian Mining Law

Work on the claim is governed by the laws of British Columbia. Title to mineral claims are issued and administered by the Mineral Titles Branch, Ministry of Energy and Mines, and title must comply with all provisions under the Mineral Tenure Act (British Columbia). A mineral claim acquires the right to the minerals which were available at the time of location and as defined in the Mineral Tenure Act (British Columbia). There are no surface rights included, but the title holder has the right to use the surface of the claim for mining proposes only. All work carried out on a claim that disturbs the surface by mechanical means requires a Notice of Work and must receive written approval from the District Inspector of Mines prior to commencement.

Location and Access

The Mount claim is located in north-central British Columbia at the northern-end of the Toodoggone area approximately 35 kilometres north of the past producing Lawyers Mine.

The Mount claim is located at 57 degrees, 47' north latitude and 127 degrees 35' west longitude, NTS map sheet No. 094E/13E, Liard Mining Division, British Columbia. The nearest road access is to the Lawyers/Energex mine area, and then by helicopter to the property, a distance of 35 kilometres. Alternative points of supply could be either from Iskut, a town on Highway 37 (120 km), or the Kutcho mining property airstrip (75 km) to the north. Floatplane access to numerous lakes in the area is also available up to 20 km away from the property.

Camps and airstrip sites are available on/or near the property. Exploration activities are best carried out during the summer season from June to mid-October and water is present year round in the main valley as creeks or ponds. We do not expect any unusual challenges in accessing the property via helicopter.

[Map of British Columbia depicting location of Mount Claim - supplied supplementally]

Claim Status

The Mount Claim consists of one mineral claim covering 300 hectares (741 acres), record no. 385784. Claim title is recorded with the Provincial Ministry of Energy, Mines and Petroleum Resources. The anniversary date for the Mount Claim is April 21, 2004. The recorded owners are Kerry Nagy (50%) and Victoria Chen (50%), both being directors of Barnabus. Chen and Nagy are holding the mineral interest to the mineral claim as trustees on behalf of Barnabus. The beneficial owner of the Mount Claim is Barnabus. Chen and Nagy signed a Declaration of Trust confirming that Barnabus is the beneficial owner of the mineral claim. If Barnabus does not fulfill the $100,000 expenditure requirements prior to December 31, 2005, Barnabus will instruct Chen and Nagy to transfer the mineral claim back to Lorne B. Warren, the original owner of the Mount Claim. Barnabus may also extend the expiration date up to a maximum of 2 additional years by paying $2,000 per year commencing on December 31, 2003 and ending on December 31, 2006, for the right to extend the expiry date, and such total payments will be deducted from any royalty payments which may be required to be paid to Mr. Warren.

Physical Features

The property covers a southerly facing slope and height of land of rugged mountainous terrain. Elevations range between 1,370 and 2,250 metres above sea level. Outcrop frequency is low, mainly restricted to peaks, cliffs and gullies. Talus with slopes of 35-37 degrees covers higher elevations, while lower elevations are covered by brush, grasses and sub alpine fir trees.

History Of The Claims

No evidence of recorded exploratory work exists on the property prior to 1980. Original staking was completed by a French government controlled mining company called S.E.R.E.M. Inc. in July 1980 to cover the suspected source of highly anomalous stream sediment samples in gold. The initial claims were the Mountain (20 units), Mountain 2 (12 units), Mountain 3 (18 units) and the Sheila's (20 units), covering, principally, the height of land and much of the westerly flowing drainage.

References to sources of the following information is found in Mr. Mirko's Summary Report attached hereto as an exhibit.

S.E.R.E.M. undertook silt, soil and rock sampling, geological mapping in 1980, followed in 1981, 1982 and 1983 with prospecting and further rock sampling. V.L.F. electro-magnetic/resistivity surveys and geological mapping were completed in 1985.

As reported by geologists M.R. Vulimiri and S.A. Crawford for S.E.R.E.M. Inc. in 1981, 282 soil samples were collected on the Mountain Claim, on contour traverses at 150 metre intervals with sample locations at 50 metre intervals. "B" horizon material, where developed, or the top of the "C" horizon was collected and placed in brown paper soil envelopes and sent to Min-En Laboratories for analysis for gold, silver, copper, lead and zinc.

Generally, downslope migration of material does not appear to greatly influence the geochemical anomalies although weaker geochemical responses is seen, at lower elevations. This may reflect more extensive barren material cover over the anomalous zones rather than a decrease in anomaly strength.

Exploration completed by Waymar Resources Ltd. during July and August 1996 consisted of prospecting the height of land and cirques to the north and west, rock sampling within the northerly cirque, geological mapping, magnetometer, and V.L.F.-E.M. surveys and a logistical examination pertaining to the location and servicing of five proposed diamond drill holes. Since Waymar Resources' investigations in 1996, no further work has been conducted on the property, and all claims were allowed to lapse prior to Lorne B. Warren staking the area of interest as the "Mount" claim.

Geology

The Mount Claim is underlain by Upper Triassic Takla volcanic and sedimentary rocks which include limestone, sandy limestone, chert and porphyritic flows. Intrusions by multi-phased plutons and diorite, monzonite, quartz monzonite and aplite cut the Takla Group. All rock types are intruded by narrow diabase and andesitic dykes.

The unit is poorly defined but appears to be approximately 1,300 metres long north-south and 500-600 metres wide. As outcrop frequency is low, the interpretation of geological unit boundaries or contacts can only be made from projections of known outcrops and the frequency of rock types in talus debris.

Recommendations

The Mount Claim covers a large area of volcanic and sedimentary Takla group rocks which has been intruded by multi-phased plutons of diorite, monzonite, quartz monzonite and apilite. Contact zones have been converted to hornfels, and the limy sediments to actinote, tremolite, epidite, chlorite and skarn. Soil geochemistry for gold, copper, silver, lead and zinc has outlined two strong distinct anomalies. The easterly anomaly is approximately 700 metres long by 250 metres wide with gold values greater than 0.1 grams/tonne and a high of 6.2 grams/tonne. The westerly anomaly is approximately 500 metres long by 100 metres wide with gold values greater than 0.1 grams/tonne and a high of 2.5 grams/tonne. While previous rock sampling by S.E.R.E.M. failed to locate the source of the high gold responses, recent sampling of a recessive weathering pyritic-rich feldspar porphyry unit gave anomalous gold values of 0.17 and 1.2 grams/tonne, respectively.

To properly establish the source of the coincident gold and copper soil geochemical anomalies, trenching and further diamond drilling will be necessary.

Diamond drill holes across the high coincident geochemical anomalies in the area of 10800E between 10950N and 11200N, and 10300E between 10800N and 11100N are recommended after the assumed anomaly source areas have been trenched and sampled.

Proposed Exploration Program

There are no known mineral reserves on the Mount claim. Our proposed exploration program is entirely exploratory in nature.

Our plan of operations is to carry out exploration work on the Mount Claim to ascertain the quantities of copper, zinc, silver, gold and other valuable minerals. We will not be able to determine whether or not our mineral claims contain a mineral deposit until appropriate exploratory work is done. The Company will conduct preliminary reconnaissance, which includes but is not limited to sampling and trenching, to determine if the mineralization or geology exhibits potential for expansion of size of concentration in the opinion of the geologist or other qualified persons. At this stage of preliminary reconnaissance there is no specific quantifiable number of valuable minerals that will trigger more work. It is later on in the exploration and development program that quantifiable results will be obtainable.

Exploration must be conducted to determine the amount and configuration of minerals, if any, which exist on the property. Our exploration program is designed to efficiently explore and evaluate our claims.

We do not claim to have any resources whatsoever at this time on any of our claims. We intend to implement an exploration program and to proceed in two phases as described below.

The funds raised in this offering will be used to conduct a Phase I exploration program consisting of trenching and sampling. If our geologist confirms or recommends further work including diamond drilling, we will conduct a Phase II exploration program. We do not presently have the funds to conduct a Phase II program. If our geologist recommends drilling, we will raise additional funds in a future financing or enter into a joint venture relationship with a third party. We presently do not have a joint venture partner in mind and there are no assurances that we would find a suitable joint venture partner.

Phase I involves trenching on the claim which means digging and blasting into the ground up slope of the anomalies originally identified in the soil samples, down to the bedrock and taking representative samples for mineral content, including gold, silver and copper.

Phase 1 Cost estimate:
Camp Costs 4 men, 10 days @ $150/manday	6,000	3,900
Reclamation Bond	2,200	1,430
Helicopter Support 13 hours @$1,100/hour	14,300	9,295
Trenching and Blasting (supplies and equipment) 1 senior prospector, 10 days @ $350/day 1 certified blaster, 10 days @ $350/day 1 prospector, 10 days @ $225/day 1 labourer, 10 days @ $160/day	3,000 3,500 3,500 2,250 1,600	1,950 2,275 2,275 1,462 1,040
Mobilization/Demobilization (2 trucks)	2,000	1,300
Geological Supervision and Report	5,000	3,250
Assays	4,000	2,600
Contingencies	2,650	1,723
TOTAL PHASE 1	CAD 50,000	USD 32,500

The total number of man working days required for Phase I completion is estimated to be 10 days. An additional 7 days is required to analyze the bedrock samples and record results. The total cost of Phase I is approximately $32,500. The total time required to complete Phase I will depend on the weather conditions. If we conduct Phase I during the summer, it will be a total of 10 man working days.

Phase 2

If results from Phase I are favourable, diamond drill hole sites will be spotted and we plan to retrieve drill core for analysis from any expected source rock to explain the anomalous soil sample results.

A Phase 2 work programme is conditional upon results of Phase 1 and will provide for diamond drilling and support as recommended by the Company's consultant for which the Company has budgeted a proposed estimate of CAD$300,000 (USD195,000) allocated as follows:

Drilling 800 metres at $200/metre (1)	$160,000
Overhead (2)	$35,000
USD195,000

(1)   Includes costs for mobilizing and demobilizing, and labour.

(2)   Includes cost of interpretation, report writing and administration.

Geological and Technical Staff

We are unable to name the geologists and engineers who will be performing work for Barnabus because they have not been retained. At the right time, we will hire from the available pool of contract geologists depending on the time of the year and availability of experience. Presently, there are no agreements or understandings to hire such geologists or engineers.

Joint Venture Partner

If the results are positive from Phase I or Phase II, we plan to enter into a joint venture relationship with another company that has experience in the mineral exploration and development business. The joint venture partner may provide funding in terms of additional exploration expenditures, and operational experience if the mineral claim is determined to have any potential for proven mineral reserves. If we enter into a joint venture agreement with another partner, we may have to sell an interest in the claim and issue additional shares in return for exploration funds from the joint venture partner. If our mineral claim has merit, the joint venture partner will act as both a financier and operational partner.

Competitive Factors

The mineral industry is fragmented. We compete with other exploration companies looking for a variety of mineral resources. We are a very small exploration company compared to many of our competitors. Although we will be competing with other exploration companies, there is no competition for the exploration of minerals on our mineral claim. We intend to explore and find sufficient mineralization to a point in which major mining companies or mining financial groups would seriously consider pursuing the mineral claim as a valuable and significant acquisition.

Location Challenges

We do not expect any major challenges in accessing the property during the initial exploration stages.

Regulations

Our mineral exploration program will comply with the British Columbia Mineral Tenure Act. This act sets forth rules for:

*  locating claims
*  posting claims
*  working claims
*  reporting work performed

We also have to comply with the British Columbia Mineral Exploration Code which tells us how and where we can explore for minerals. We must comply with these laws to operate our business. Compliance with these rules and regulations will not adversely affect our operations.

In order to explore for minerals on our mineral claim we must submit the plan contained in this prospectus for review. We believe that the plan as contained in this prospectus will be accepted and an exploration permit will be issued to us or our agent. The exploration permit is the only permit or license we will need to explore for precious and base minerals on the mineral claim.

We will be required to obtain additional work permits from the British Columbia Ministry of Energy and Mines for any exploration work that results in a physical disturbance to the land. Accordingly, we will be required to obtain a work permit if we proceed with the second phase of our exploration program. There is a charge of approximately $1,500 in order to obtain a work permit under the Mining Act. The time to obtain a work period is approximately four weeks. We will incur the expense of our consultants to prepare the required submissions to the Ministry of Energy and Mines. We will be required by the Mining Act to undertake remediation work on any work that results in physical disturbance to the land. The cost of remediation work will vary according to the degree of physical disturbance. No remediation work is anticipated as a result of completion of Phase I of the exploration program.

We have budgeted for regulatory compliance costs in the proposed exploration program recommended by the summary report. As mentioned above, we will have to sustain the cost of reclamation and environmental remediation for all exploration and other work undertaken. The amount of reclamation and environmental remediation costs are not known at this time as we do not know the extent of the exploration program that will be undertaken beyond completion of the recommended exploration program. Because there is presently no information on the size, tenor, or quality of any mineral resource at this time, it is impossible to assess the impact of any capital expenditures on earnings or our competitive position in the event a potential mineral deposit is discovered.

If we enter into substantial exploration, the cost of complying with permit and regulatory environment laws will be greater than in Phase I because the impact on the project area is greater. Permits and regulations will control all aspects of any program if the project continues to that stage because of the potential impact on the environment. We may be required to conduct an environmental review process under the British Columbia Environmental Assessment Act if we determine to proceed with a substantial project. An environmental review is not required under the Environmental Assessment Act to proceed with the recommended Phase I or Phase II exploration programs on our Mount Claim.

Environmental Factors

We will also have to sustain the cost of reclamation and environmental remediation for all work undertaken which causes sufficient surface disturbance to necessitate reclamation work. Both reclamation and environmental remediation refer to putting disturbed ground back as close to its original state as possible. Other potential pollution or damage must be cleaned-up and renewed along standard guidelines outlined in the usual permits. Reclamation is the process of bringing the land back to a natural state after completion of exploration activities. Environmental remediation refers to the physical activity of taking steps to remediate, or remedy, any environmental damage caused, i.e. refilling trenches after sampling or cleaning up fuel spills. Our Phase I and II programs do not require any reclamation or remediation other than minor clean up and removal of supplies because of minimal disturbance to the ground. The amount of these costs is not known at this time as we do not know the extent of the exploration program we will undertake, beyond completion of the recommended two phases described above. Because there is presently no information on the size, tenor, or quality of any resource or reserve at this time, it is impossible to assess the impact of any capital expenditures on our earnings or competitive position in the event a potentially-economic deposit is discovered.

Employees

Initially, we intend to use the services of contractors and consultants for exploration work on our properties. Barnabus will consider hiring technical consultants with funds from this offering and additional offerings or if revenues from operations in the future permit. At present, our only employee is Ms. Chen. We believe keeping a low number of full-time employees will conserve cash and allow greater flexibility in the future.

Employees and Employment Agreements

At present, we have no employees, other than Ms. Chen, our President and director who has received no compensation for her services. Ms. Chen does not have an employment agreement with us. We presently do not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, we may adopt plans in the future. There are presently no personal benefits available to any employees.

Management's Discussion Or Plan Of Operations

We are a start-up, pre-exploration company and have not yet started our business operations or generated or realized any revenues from our business operations. The Company has no cash requirements until it closes its offering and commences Phase I program. We believe that Barnabus is not a blank check company as defined in section (a)(2) of Rule 419 of Regulation C under the Rules of the Securities Act of 1933 because Barnabus has a specific business plan and purpose particular to the objectives of a company in the junior exploration mining industry conducting preliminary reconnaissance. The Company has no intention to merge with another company or allow itself to be acquired by another company, or to act as a blank check company.

Our auditors have issued a going concern opinion. This means that our auditors believe there is doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated. Accordingly, we must raise cash from sources other than the sale of minerals found, if any, on the mineral claim. Our only other source for cash at this time is investments by others in our company. We must raise cash to implement our project and stay in business.

To meet our need for cash we are attempting to raise money from this offering. There is no assurance that we will be able to raise enough money through this offering to stay in business. Whatever money we do raise will be applied to exploration. If we do not raise all of the money we need from this offering, we will have to find alternative sources, like a second public offering, a private placement of securities, or loans from our officers or others. At the present time, we have not made any arrangements to raise additional cash, other than through this offering and the principal loan agreement. If we need additional cash and cannot raise it, we will either have to suspend operations until we do raise the cash, or cease operations entirely.

We will not be conducting research in connection with the exploration of the mineral claim. We are not going to buy or sell any plant or significant equipment. We do not expect a change in our number of employees.

Results of Operations

From Inception on April 11, 2002

We just recently acquired our mineral interest in the Mount Claim located in the Liard Mining Division, British Columbia. At this time we have not yet commenced the exploration stage of our operations on the property. We paid $3,500 for our mineral interest. As of January 31, 2003 we have experienced operating losses of $26,153.

Plan of Operations

Since inception, we have used our common stock to raise money for our mineral interest acquisition. If we need additional working capital, we plan to borrow the funds from our principals as shareholder loans. Our business activities to date have been restricted to obtaining a summary property report and preparing this offering.

Barnabus' plan of operations for the next twelve months is to undertake Phase I of our exploration program. In any given calendar year, the earliest time the Company could begin exploration work in Phase I is early June and the latest is mid October. For the year 2003, the Company would begin work at the earliest on July 1 because of the late cold winter conditions this year. If we are not able to raise $75,000 in this offering, the principals of Barnabus intend to loan to the Company the shortfall in funds required to begin and complete Phase I. The principals of Barnabus will loan a maximum of $47,500 to the Company, of which $32,500 is required to begin and complete Phase I of the exploration program and $15,000 consists of the offering expenses (see "Use of Proceeds"). We have no plan to engage in any alternative business if Barnabus ceases or suspends operations as a result of not having enough money to complete any phase of the exploration program.

Our proposed exploration program is set forth in the "Business" section of this prospectus.

Upon completion of Phase I, we will determine the viability of proceeding to Phase II. We will undertake to have our data from Phase I independently verified for accuracy by an independent registered engineer to confirm the results.

This offering will only be adequate to finance Phase I. Assuming we decide to proceed with Phase II, we will be required to obtain additional financing. Phase II will consist predominantly of diamond drilling for which $195,000 is reserved to determine the extent, depth and dip of mineralization discovered, if any, in Phase I. Phase II will take approximately six months to complete.

If we complete Phase I and decide not to proceed with Phase II, we plan to acquire additional exploration properties and conduct similar exploration programs.

Liquidity and Capital Resources

As of the date of this registration statement, we have yet to generate any revenues from our business operations. Since our inception, Ms. Chen and Mr. Nagy have paid $3,500 in cash in exchange for 500,000 shares of common stock. This money has been used for the Property Purchase Agreement. As of January 31, 2003 we had sustained operating losses of $26,153.

Presently, we have $104 in cash and plan to use this for ordinary working capital. As of January 31, 2003, we have $28,683 in accounts payable consisting of accrued accounting fees of $4,683 and accrued legal fees of $24,000. The Company plans to raise further financings to settle the accounts payable and the type of financing will depend on market conditions and may be in the form of additional principal loans. The Company has no cash requirements until it closes its offering and commences Phase I program.

If we are not able to raise $75,000 in this offering, the principals of Barnabus intend to loan to the Company the shortfall in funds required to begin and complete Phase I. The principals of Barnabus will loan a maximum of $47,500 to the Company, of which $32,500 is required to begin and complete Phase I of the exploration program and $15,000 consists of the offering expenses (see "Use of Proceeds"). Assuming sufficient funds are raised in this offering to complete Phase I, we will be able to evaluate within the next 12 months whether to proceed with Phase II. Should we decide to proceed with Phase II, we will be required to raise an additional $195,000.

The funds raised in this offering will be used to conduct a Phase I exploration program consisting of trenching and sampling. If our geologist confirms or recommends diamond drilling, we will conduct a Phase II exploration program. We do not presently have the funds to conduct a Phase II program. If our geologist recommends further work including drilling, we will raise additional funds in a future financing or enter into a joint venture relationship with a third party. We presently do not have a joint venture partner in mind and there are no assurances that we would find a suitable joint venture partner.

The Company has the sole discretion to purchase the 3% net smelter return royalty ("NSR") held by Lorne Warren when the NSR payable is greater than 100% of the estimated cash payout value over the life of the mine. For example, if Barnabus is required to pay more than $1,000,000 over the life of the mine for 30% of the 3% NSR, the Company may purchase up to 60% of the NSR. Therefore, to purchase 30% of the NSR, Barnabus may pay Warren $1,000,000. However, this decision will depend on the Company's estimate of how long the particular grade of mineral reserves may be mined over the life span of the mine. For example, if the mine has a relatively short life span for a particular grade of mineral reserve, it may not be economically feasible to purchase 30% of the NSR even though the Company is required to pay more than $1,000,000 for 30% of the 3% NSR. This decision will be made after consulting with our geologist and financial analyst at that particular time.

Description of Property

We own a 100% beneficial interest in the mineral rights of the Mount Claim and we may have to give the mineral rights back to Lorne B. Warren, the original locator of the mineral claim, if we do not expend $100,000 on the mineral claim by December 31, 2005. We do not own or lease any property other than our mineral rights in the Mount Claim. In the future, we may acquire other exploration properties and conduct similar exploration programs.

We currently do not pay any rent for our office space at 2006 - 1500 Hornby Street, Vancouver, British Columbia.

Legal Matters

The validity of the shares offered under this prospectus is being passed upon for us by the law firm of Fraser and Company, Vancouver, British Columbia.

Experts

The financial statements of Barnabus Enterprises Ltd. for the period from inception on April 11, 2002 through May 31, 2002 and from June 1, 2002 to January 31, 2003 included in this prospectus have been examined by Dale Matheson Carr-Hilton, independent auditors, as indicated in their respective reports, and are included in this prospectus in reliance on the report given upon the authority of that firm as experts in accounting and auditing.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Available Information

We are filing a registration statement on Form SB-2 with the United States Securities and Exchange Commission, under the Securities Act of 1933, covering the securities in this offering. As permitted by rules and regulations of the Commission, this prospectus does not contain all of the information in the registration statement. For further information regarding both Barnabus and the securities in this offering, we refer you to the registration statement, including all exhibits and schedules, which may be inspected without charge at the public reference facilities of the Commission's Washington, D.C. office, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may be obtained upon request and payment of prescribed fees. As of the effective date of this prospectus, we will have to comply with the information requirements of the Securities Exchange Act of 1934. Accordingly, we will file reports and other information with the Commission. These materials will be available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the material may be obtained from the public reference section, at prescribed rates. Please call the Commission at 1-800-SEC-0330. The Commission maintains an Internet Web site located at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file reports electronically with the Commission. The site is accessible by the public through any Internet access service provider.

We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically on the EDGAR filing system. The reports we will be required to file are Forms 10-KSB, 10-QSB and 8-K.

Part F/S

BARNABUS ENTERPRISES LTD.
(A Pre-exploration Stage Company)

FINANCIAL STATEMENTS

YEAR ENDED MAY 31, 2002

(IN U.S. DOLLARS)

AUDITORS' REPORT

To the Directors of
BARNABUS ENTERPRISES LTD.

We have audited the balance sheet of Barnabus Enterprises Ltd. as at May 31, 2002 and the statements of operations and deficit and cash flows for the period from April 11, 2002 (Inception) to May 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at May 31, 2002 and the results of its operations and cash flows for the period from April 11, 2002 (Inception) to May 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company has been in the pre-exploration stage since its inception on April 11, 2002. Realization of a major portion of the assets is dependent upon the Company's ability to meet its future financing requirements, and the success of future operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/s/ DALE MATHESON CARR-HILTON

Vancouver, B.C.	DALE, MATHESON, CARR-HILTON
July 2, 2002	CHARTERED ACCOUNTANTS

BARNABUS ENTERPRISES LTD.
(A Pre-exploration Stage Company)

BALANCE SHEET - MAY 31, 2002

(IN U.S. DOLLARS)
2002 $

ASSETS
CURRENT ASSETS
Cash	784
OTHER ASSETS
Deferred offering costs (Note 3)	7,306
8,090

LIABILITIES
CURRENT LIABILITIES
Accounts payable	28,228
Related party payable (Note 4)	1,314
29,542

SHAREHOLDERS' DEFICIENCY
SHARE CAPITAL (Note 5)	500
ADDITIONAL PAID-IN CAPITAL (Note 5)	3,000
DEFICIT ACCUMULATED DURING THE PRE-EXPLORATION STAGE	(24,952)
(21,452)
8,090

APPROVED BY THE DIRECTORS

/s/ Kerry Nagy Director

/s/ Victoria Chen Director

- See Accompanying Notes -

BARNABUS ENTERPRISES LTD.
(A Pre-exploration Stage Company)

STATEMENT OF OPERATIONS AND DEFICIT

FOR THE PERIOD FROM APRIL 11, 2002 (INCEPTION)

TO MAY 31, 2002

(IN U.S. DOLLARS)
2002 $
REVENUES	---

EXPENSES
Legal and accounting	21,452
Mineral claim (Note 6)	3,500
24,952

NET LOSS	(24,952)

NET LOSS PER COMMON SHARE	(0.0499)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	500,000

- See Accompanying Notes -

BARNABUS ENTERPRISES LTD.
(A Pre-exploration Stage Company)

STATEMENT OF SHAREHOLDERS EQUITY (DEFICIENCY)

FOR THE PERIOD FROM APRIL 11, 2002 (INCEPTION)

TO MAY 31, 2002

(IN U.S. DOLLARS)
			Deficit	Total
			Accumulated	Stock-
Common stock		Additional	during the	holders
Number		Paid-In	Exploration	Equity
of	Amount	Capital	Stage	(Deficit)
Shares	$	$	$	$
Issuance of common stock
at $0.007 per share	500,000	500	3,000	---	3,500

Net loss for the period	---	---	---	(24,952)	(24,952)

Balance, end of period	500,000	500	3,000	(24,952)	(21,452)

- See Accompanying Notes -

BARNABUS ENTERPRISES LTD.
(A Pre-exploration Stage Company)

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM APRIL 11, 2002 (INCEPTION)

TO MAY 31, 2002

(IN U.S. DOLLARS)
2002 $
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	(24,952)
Adjustments to reconcile net loss to net cash used by operating activities:
Accounts payable	28,228
Net cash provided by operating activities	3,276

CASH FLOWS FROM INVESTING ACTIVITIES
Deferred issue costs	(7,306)
Net cash used in investing activities	(7,306)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from related parties	1,314
Issue of share capital	3,500
Net cash provided by financing activities	4,814

INCREASE IN CASH	784

CASH, beginning of period	---

CASH, end of period	784

- See Accompanying Notes -

BARNABUS ENTERPRISES LTD.
(A Pre-exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM APRIL 11, 2002 (INCEPTION)

TO MAY 31, 2002

(IN U.S. DOLLARS)
1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Barnabus Enterprises Ltd. (the "Company") filed for incorporation on April 11, 2002 under the laws of the state of Nevada primarily for the purpose of acquiring, exploring and developing mineral properties. The Company's fiscal year end is May 31st.

The Company is in the pre-exploration stage, as it has not realized any significant revenues from its planned operations. The Company is actively seeking additional capital and management to explore for metals, including gold and other valuable minerals, on the recently acquired mineral claim, the Mount Claim, in British Columbia, Canada. However, there are inherent uncertainties in mining operations and management cannot provide assurances that it will be successful in this endeavour. The Company has not yet determined whether the mineral claim has reserves that are economically recoverable. The recoverability of amounts from the mineral claim will be dependent upon the discovery of economically recoverable reserve, the ability of the Company to obtain necessary financing to satisfy the expenditure requirements under the property agreement and to complete the development of the mineral claim and upon the future profitable production or proceeds for the sale thereof.

2. SIGNIFICANT ACCOUNTING POLICIES

a) Pre-exploration stage company

The Company complies with Financial Accounting Standard Board Statement No. 7 and The Securities and Exchange Commission Exchange Act Guide 7 for its characterization of the Company as pre-exploration stage.

b) Pre-exploration stage activities

The Company has been in the pre-exploration stage since its formation on April 11, 2002 and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition, exploration and development of mining properties. Upon location of a commercial mineable reserve, the Company expects to actively prepare the site for extraction and enter into the development stage.

c) Going concern

The Company's financial statements have been presented on a going concern basis that contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements, the Company incurred a net loss of $24,952 for the period ended May 31, 2002 and had no sales. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Its ability to continue as a going concern is dependent upon the ability of the Company to generate profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management has plans to seek additional capital through a private placement and public offering of its common stock. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classifications of liabilities that might be necessary in the event the Company cannot continue in existence.

BARNABUS ENTERPRISES LTD.
(A Pre-exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM APRIL 11, 2002 (INCEPTION)

TO MAY 31, 2002

(IN U.S. DOLLARS)
2. SIGNIFICANT ACCOUNTING POLICIES - CONT'D

d) Accounting method

The Company's financial statements are prepared using the accrual method of accounting.

e) Basic and diluted loss per share

Loss per share was computed by dividing the net loss by the weighted average number of shares outstanding during the period. The weighted average number of shares was calculated by taking the number of shares outstanding and weighting them by the amount of time that they were outstanding. Basic and diluted loss per share were the same, as there were no common stock equivalents outstanding.

f) Cash and cash equivalents

For purposes of the Statement of Cash Flows, the Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents.

g) Provision for taxes

At May 31, 2002, the Company had a net operating loss of approximately $24,952. No provision for an income tax benefit relating to this loss has been reported in the financial statements, as there is not a measurable means of assessing future profits or losses.

h) Use of estimates

The process of preparing financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

i) Impaired asset policy

In March 1995, the Financial Accounting Standards Board issued a statement titled "Accounting for Impairment of Long-Live Assets." In complying with this standard, the Company reviews its long-lived assets quarterly to determine if any events or changes in circumstances have transpired which indicate that the carrying value of its assets may not be recoverable. The Company determines impairment by comparing the undiscounted future cash flows estimated to be generated by its assets undiscounted to their respective carrying amounts. The Company does not believe any adjustments are needed to the carrying value of its assets at May 31, 2002.

j) Exploration costs

In accordance with generally accepted accounting principles, the Company will expense exploration costs as incurred.

BARNABUS ENTERPRISES LTD.
(A Pre-exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM APRIL 11, 2002 (INCEPTION)

TO MAY 31, 2002

(IN U.S. DOLLARS)
2. SIGNIFICANT ACCOUNTING POLICIES - CONT'D

k) Foreign currency translation

The Company has adopted Financial Accounting Standard No.52. There were no foreign currency translation adjustments required at May 31, 2002. The Company will record future foreign currency translation results as a separate component of stockholders equity.

l) Derivative instruments

In June, 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." This standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value.

At May 31, 2002, the Company has not engaged in any transactions that would be considered derivative instruments or hedging activities.

m) Deferred offering costs

Deferred offering costs represent professional fees and other expenses related to filing registration statements with the Securities and Exchange Commission in anticipation of a planned share offering. These costs will be netted against proceeds of the offering when it completes.
3. COMMITMENTS AND CONTINGENCIES

The Company is engaged in the exploration and development of one mineral claim. At present there are no feasibility studies establishing proven and probable reserves.

Although the minerals exploration and mining industries are inherently speculative and subject to complex environmental regulations, the Company is unaware of any pending litigation or of any specific past or prospective matters which could impair the value of its mineral claim.

The Company plans to file an SB-2 registration statement in connection with an initial public offering of up to 7,500,000 common shares at a price of $0.01 per share on a self-underwritten basis with no minimum amount of shares that must be sold. This offering is subject to regulatory approval and will remain open for 90days, or an additional 60 days at the sole discretion of the management.

The Company has signed a contract with a securities attorney to assist in this matter. Total fees to be paid for the offering, including legal, accounting and other costs, amount to $15,000. Of this amount, $7,306 has been recorded as deferred issue costs as at May 31, 2002. The remaining $7,694 will be due when the Company's registration statement is declared effective by the Securities and Exchange Commission.

BARNABUS ENTERPRISES LTD.
(A Pre-exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM APRIL 11, 2002 (INCEPTION)

TO MAY 31, 2002

(IN U.S. DOLLARS)
4. RELATED PARTY

An officer of the Company has advanced monies to the Company for the payment of legal fees. This amount is unsecured, is non-interest bearing, and has no fixed terms for repayment.
5. COMMON STOCK

a) Authorized: 75,000,000 with $0.001 par value

b) Issued: 500,000 shares for total cash consideration of $3,500 ($500 in share capital and $3,000 in additional paid-in-capital)

On April 11, 2002, 500,000 shares of common stock were issued to officers and directors only for cash. There was no public offering of any securities. These shares were issued pursuant to exemption from registration contained in Section 4(2) of the Securities Act of 1933.

6. MINERAL CLAIM
Mount Claim	$3,500

Pursuant to a purchase agreement dated April 11, 2002, the Company acquired an undivided 100% interest of one mineral claim in the Liard Mining Division in the Toodoggone area of North-Central British Columbia, Canada, for a cash payment of $3,500.

Under the agreement, if the Company fails to expend $100,000 on the mineral claim prior to December 31, 2003, the Company will be required to transfer the mineral claim back to the previous owner.

The claim is subject to a 3% net smelter return royalty. Net smelter return means the actual proceeds from sale of concentrates, metals or products from the property after deducting assay costs, smelting and refining charges, and related insurance levied by third parties.

The Company has a right to purchase up to an aggregate of sixty percent (60%) of such royalty interest at a price of $1,000,000 for each thirty percent (30%) interest. In addition, after December 31, 2005, the Company will have the right to extend the agreement for an additional 5 years by paying an annual renewal fee of $2,000.

As there are no known mineral reserves on our mineral claim and in view of the uncertainty with respect to recovery of costs incurred to acquire the claim this amount was written off during the period.

BARNABUS ENTERPRISES LTD.
(A Pre-exploration Stage Company)

FINANCIAL STATEMENTS

PERIOD FROM JUNE 1, 2002 TO JANUARY 31, 2003

(IN U.S. DOLLARS)

(UNAUDITED)

BARNABUS ENTERPRISES LTD.
(A Pre-exploration Stage Company)

BALANCE SHEET - JANUARY 31, 2003

(IN U.S. DOLLARS)

(UNAUDITED)
January 31, 2003 $	May 31, 2002 $

ASSETS
CURRENT ASSETS
Cash	104	784
OTHER ASSETS
Deferred offering costs (Note 3)	7,306	7,306
	7,410	8,090

LIABILITIES
CURRENT LIABILITIES
Accounts payable	28,683	28,228
Related party payable (Note 4)	1,380	1,314
	30,063	29,542

SHAREHOLDERS' DEFICIENCY
SHARE CAPITAL (Note 5)	500	500
ADDITIONAL PAID-IN CAPITAL (Note 5)	3,000	3,000
DEFICIT ACCUMULATED DURING THE PRE-EXPLORATION STAGE	(26,153)	(24,952)
	(22,653)	(21,452)
	7,410	8,090

APPROVED BY THE DIRECTORS

/s/ Victoria Chen Director

/s/ Kerry Nagy Director

- See Accompanying Notes -

BARNABUS ENTERPRISES LTD.
(A Pre-exploration Stage Company)

STATEMENT OF OPERATIONS AND DEFICIT

FOR THE PERIOD FROM APRIL 11, 2002 (INCEPTION)

TO JANUARY 31, 2003

(IN U.S. DOLLARS)

(UNAUDITED)
	Period from June 1, 2002 to January 31, 2003 $	Cumulative during Pre-exploration Stage $	From Inception On April 11, 2002 To May 31, 2002 $
REVENUE	-	-	-

EXPENSES
Bank charges and interest	63	63	-
Legal and accounting	1,000	22,452	21,452
Mineral claim (Note 6)			3,500
Others	29	29	-
Foreign exchange	109	109	-

NET LOSS	(1,201)	(26,153)	(24,952)

NET LOSS PER COMMON SHARE	(0.0024)		(0.0499)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	500,000		500,000

- See Accompanying Notes -

BARNABUS ENTERPRISES LTD.
(A Pre-exploration Stage Company)

STATEMENT OF SHAREHOLDERS EQUITY (DEFICIENCY)

FOR THE PERIOD FROM APRIL 11, 2002 (INCEPTION)

TO JANUARY 31, 2003

(IN U.S. DOLLARS)

(UNAUDITED)
			Deficit	Total
			Accumulated	Stock-
Common stock		Additional	during the	holders
Number		Paid-In	Exploration	Equity
of	Amount	Capital	Stage	(Deficit)
Shares	$	$	$	$
Issuance of common stock
at $0.007 per share	500,000	500	3,000	-	3,500

Net loss for the period	-	-	-	(26,153)	(26,153)

Balance, end of period	500,000	500	3,000	(26,153)	(22,653)

- See Accompanying Notes -

BARNABUS ENTERPRISES LTD.
(A Pre-exploration Stage Company)

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM APRIL 11, 2002 (INCEPTION)

TO JANUARY 31, 2003

(IN U.S. DOLLARS)

(UNAUDITED)
	Period from June 1, 2002 to January 31, 2003 $	Cumulative During Pre-exploration Stage $	From Inception on April 11, 2002 to May 31, 2002 $
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	(1,201)	(26,153)	(24,952)
Adjustments to reconcile net loss to net cash used by operating activities:
Accounts payable	455	28,683	28,228
Net cash provided by operating activities	(746)	2,530	3,276
CASH FLOWS FROM INVESTING ACTIVITIES
Deferred issue costs	-	(7,306)	(7,306)
Net cash used in investing activities	-	(7,306)	(7,306)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from related parties	66	1,380	1,314
Issue of share capital	-	3,500	3,500
Net cash provided by financing activities	66	4,880	4,814
INCREASE (DECREASE) IN CASH	(680)	104	784

CASH, beginning of period	784	-	-

CASH, end of period	104	104	784

- See Accompanying Notes -

BARNABUS ENTERPRISES LTD.
(A Pre-exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD FROM APRIL 11, 2002 (INCEPTION)
TO JANUARY 31, 2003
(IN U.S. DOLLARS)
(UNAUDITED)
1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Barnabus Enterprises Ltd. (the "Company") filed for incorporation on April 11, 2002 under the laws of the state of Nevada primarily for the purpose of acquiring, exploring and developing mineral properties. The Company's fiscal year end is May 31st.

The Company is in the pre-exploration stage, as it has not realized any significant revenues from its planned operations. The Company is actively seeking additional capital and management to explore for metals, including gold and other valuable minerals, on the recently acquired mineral claim, the Mount Claim, in British Columbia, Canada. However, there are inherent uncertainties in mineral exploration and management cannot provide assurances that it will be successful in this endeavour. The Company has not yet determined whether the mineral claim has reserves that are economically recoverable. The recoverability of amounts from the mineral claim will be dependent upon the discovery of economically recoverable reserve, the ability of the Company to obtain necessary financing to satisfy the expenditure requirements under the property agreement and to complete the development of the mineral claim and upon the future profitable production or proceeds for the sale thereof.

2. SIGNIFICANT ACCOUNTING POLICIES

a) Pre-exploration stage company

The Company complies with Financial Accounting Standard Board Statement No. 7 and The Securities and Exchange Commission Exchange Act Guide 7 for its characterization of the Company as pre-exploration stage.

b) Pre-exploration stage activities

The Company has been in the pre-exploration stage since its formation on April 11, 2002 and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition, exploration and development of mineral properties. Upon location of a commercial mineable reserve, the Company expects to actively prepare the site for extraction and enter into the development stage.

c) Going concern

The Company's financial statements have been presented on a going concern basis that contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements, the Company incurred a net loss of $26,153 for the period ended January 31, 2003 and had no sales. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Its ability to continue as a going concern is dependent upon the ability of the Company to generate profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management has plans to seek additional capital through a private placement and public offering of its common stock. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classifications of liabilities that might be necessary in the event the Company cannot continue in existence.

BARNABUS ENTERPRISES LTD.
(A Pre-exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD FROM APRIL 11, 2002 (INCEPTION)
TO JANUARY 31, 2003
(IN U.S. DOLLARS)
(UNAUDITED)
2. SIGNIFICANT ACCOUNTING POLICIES - CONT'D

d) Accounting method

The Company's financial statements are prepared using the accrual method of accounting.

e) Basic and diluted loss per share

Loss per share was computed by dividing the net loss by the weighted average number of shares outstanding during the period. The weighted average number of shares was calculated by taking the number of shares outstanding and weighting them by the amount of time that they were outstanding. Basic and diluted loss per share were the same, as there were no common stock equivalents outstanding.

f) Cash and cash equivalents

For purposes of the Statement of Cash Flows, the Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents.

g) Provision for taxes

At January 31, 2003, the Company had a net operating loss of approximately $26,153. No provision for an income tax benefit relating to this loss has been reported in the financial statements, as there is not a measurable means of assessing future profits or losses.

h) Use of estimates

The process of preparing financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

i) Impaired asset policy

In March 1995, the Financial Accounting Standards Board issued a statement titled "Accounting for Impairment of Long-Live Assets." In complying with this standard, the Company reviews its long-lived assets quarterly to determine if any events or changes in circumstances have transpired which indicate that the carrying value of its assets may not be recoverable. The Company determines impairment by comparing the undiscounted future cash flows estimated to be generated by its assets undiscounted to their respective carrying amounts. The Company does not believe any adjustments are needed to the carrying value of its assets at January 31, 2003.

j) Exploration costs

In accordance with generally accepted accounting principles, the Company will expense exploration costs as incurred.

BARNABUS ENTERPRISES LTD.
(A Pre-exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD FROM APRIL 11, 2002 (INCEPTION)
TO JANUARY 31, 2003
(IN U.S. DOLLARS)
(UNAUDITED)
2. SIGNIFICANT ACCOUNTING POLICIES - CONT'D

k) Foreign currency translation

The Company has adopted Financial Accounting Standard No.52. There were no foreign currency translation adjustments required at January 31, 2003. The Company will record future foreign currency translation results as a separate component of stockholders equity.

l) Derivative instruments

In June, 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." This standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value.

At January 31, 2003, the Company has not engaged in any transactions that would be considered derivative instruments or hedging activities.
3. COMMITMENTS AND CONTINGENCIES

The Company is engaged in the exploration and development of mineral properties. At present there are no feasibility studies establishing proven and probable reserves.

Although the minerals exploration and mining industries are inherently speculative and subject to complex environmental regulations, the Company is unaware of any pending litigation or of any specific past or prospective matters which could impair the value of its mining claims.

The Company plans to file an SB-2 registration statement in connection with an initial public offering of up to 7,500,000 common shares at a price of $0.01 per share on a self-underwritten basis with no minimum amount of shares that must be sold. This offering is subject to regulatory approval and will remain open for 90days, or an additional 60 days at the sole discretion of the management.

The Company has signed a contract with a securities attorney to assist in this matter. Total fees to be paid for the offering, including legal, accounting and other costs, amount to $15,000. Of this amount, $7,306 has been recorded as deferred issue costs as at January 31, 2003. The remaining $7,694 will be due when the Company's registration statement is declared effective by the Securities and Exchange Commission.

BARNABUS ENTERPRISES LTD.
(A Pre-exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD FROM APRIL 11, 2002 (INCEPTION)
TO JANUARY 31, 2003
(IN U.S. DOLLARS)
(UNAUDITED)
4. RELATED PARTY

An officer of the Company has advanced monies to the Company for the payment of legal fees. This amount is unsecured, is non-interest bearing, and has no fixed terms for repayment.
5. COMMON STOCK

a) Authorized: 75,000,000 with $0.001 par value

b) Issued: 500,000 shares for total cash consideration of $3,500 ($500 in share capital and $3,000 in additional paid-in-capital)

On April 11, 2002, 500,000 shares of common stock were issued to officers and directors only. There was no public offering of any securities. The above referenced shares were issued in payment for purchasing mineral claim in Liard Mining Division of British Columbia, Canada in the amount of $3,500 (Note 6). These shares were issued pursuant to exemption from registration contained in Section 4(2) of the Securities Act of 1933.

6. MINERAL CLAIM

Pursuant to a purchase agreement dated April 11, 2002, the Company acquired an undivided 100% interest of one mineral claim in the Liard Mining Division in the Toodoggone area of North-Central British Columbia, Canada, for a cash payment of $3,500.

Under the agreement, if the Company fails to expend $100,000 on the mineral claim prior to December 31, 2005, the Company will be required to transfer the mineral claim back to the previous owner unless the Company exercises its right to extend the agreement to a maximum of two additional years to December 31, 2007 by paying US$2,000 per year from December 31, 2003 to December 31, 2006. All extension payments may be deducted against the net smelter return royalty.

The claim is subject to a 3% net smelter return royalty.

The Company has a right to purchase up to an aggregate of sixty percent (60%) of such royalty interest at a price of $1,000,000 for each thirty percent (30%) interest.

As there are no known mineral reserves on our mineral claim and in view of the uncertainty with respect to recovery of costs incurred to acquire the claim this amount was written off during the period ended May 31, 2002.

7,500,000 SHARES

OF BARNABUS ENTERPRISES LTD.

COMMON STOCK

PROSPECTUS

Date:                    , 2003

Until ___________________________, 2003, ninety days after the effective date of this offering, all dealers that effect transactions in our shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

BARNABUS ENTERPRISES LTD.
2006 - 1500 Hornby Street
Vancouver, B.C. Canada
V6Z 2R1

Part II - Information Not Required In Prospectus

Item 24.  Indemnification of Directors and Officers

The Company's Bylaws and sections 78.7502 and 78.751 of the Nevada Revised Statutes provide for indemnification of the Company's officers and directors in certain situations where they might otherwise personally incur liability, judgments, penalties, fines and expenses in connection with a proceeding or lawsuit to which they might become parties because of their position with the Company. Sections 78.7502 and 78.791 provide as follows:

Section 78.7502.   Discretionary and mandatory indemnification of officers, directors, employees and agents: General provisions.

(1)   A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

(2)   A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

(3)   To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

Section 78.751  Authorization required for discretionary indemnification; advancement of expenses; limitation on indemnification and advancement of expenses.

(1)   Any discretionary indemnification under NRS 78.7502 unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)   By the stockholders;

(b)   By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c)   If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d)   If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

(2)   The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

(3)   The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

(a)   Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b)   Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Our directors and officers shall be indemnified for any monies they pay in settlement of actions performed while a director or officer. This may hurt our profitability.

Our Bylaws and sections 78.7502 and 78.751 of the Nevada Revised Statutes provide for indemnification of our officers and directors in certain situations where they might otherwise personally incur liability, judgments, penalties, fines and expenses in connection with a proceeding or lawsuit to which they might become parties because of their position with the Company. We have authorized the indemnification of our officer and director to the full extent available under the Nevada Revised Statutes.

To the extent that indemnification may be related to liability arising under the Securities Act, the Securities and Exchange Commission takes the position that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 25. Other Expenses of Issuance and Distribution

The following table sets forth all estimated costs and expenses, other than underwriting discounts, commissions and expense allowances, payable by the issuer in connection with the offering for the securities included in this registration statement:

Amount(1)
SEC Registration Fee	$6.90
Blue Sky Fees and Expenses	$1,000
Legal Fees and Expenses	$7,000
Printing and Shipping Expenses	$1,000
Accounting Fees and Expenses	$5,000
Transfer Agent and Miscellaneous Fees	$993.10
Total	$15,000

(1)  All expenses are estimated except the Commission filing fee. These costs have not been paid and we expect them to be deferred until closing of the offering or until we receive additional funding from our principals.

Item 26.  Recent Sales of Unregistered Securities

The following sets forth information relating to all previous sales of Common stock by the Registrant which sales were not registered under the Securities Act of 1933.

In connection with the organization of Barnabus, our founding shareholders, Ms. Chen and Mr. Nagy have paid an aggregate of $3,500 cash to purchase 500,000 shares of common stock of our company. This transaction was not registered under the Securities Act of 1933 (the "Act") in reliance on the exemption from registration in Section 4(2) of the Act. The securities were offered and sold without any general solicitation to persons affiliated with the issuer. As founding shareholders, these shares will have to comply with resale provisions of Rule 144 and may not be sold or transferred without registration except in accordance with Rule 144. Certificates representing the securities bear such a legend.

Item 27.  Exhibits Index
No.	Exhibit Name
3.1 (1)	Articles of Incorporation
3.2 (1)	Bylaws
4.1 (1)	Specimen Stock Certificate
5.1 (1)	Opinion of Counsel
10.1 (2)	Property Purchase Agreement dated April 11, 2002 between Lorne B. Warren and the Company and Amending Letter Agreement dated October 1, 2002
10.2 (1)	Mineral Claim
10.3 (1)	Bill of Sale Absolute dated April 10, 2002 Granted by Lorne B. Warren to Victoria Chen
10.4 (1)	Bill of Sale Absolute dated April 10, 2002 Granted by Lorne B. Warren to Kerry Nagy
10.5 (1)	Declaration of Trust
10.6 (3)	Letter Agreement dated January 27, 2003 for the principals of the Company to loan to Barnabus any shortfall in funds to begin Phase I
23.1	Consent of Dale Matheson Carr-Hilton
23.2 (1)	Consent of Counsel (included in 5.1)
23.3 (3)	Consent of John Mirko
24.1	Power of Attorney (included in the signature page of this Registration Statement)
99.1	Subscription Agreement
99.2 (3)	Summary Report of John Mirko

(1)   Incorporated by reference to same exhibit filed with the Company's Form SB-2 Registration Statement on August 1, 2002.

(2)  Incorporated by reference to same exhibit filed with the Company's Amendment No. 1 to Form SB-2 Registration Statement on December 2, 2002.

(3)  Incorporated by reference to same exhibit filed with the Company's Amendment No. 2 to Form SB-2 Registration Statement on February 6, 2003.

All other Exhibits called for by Rule 601 of Regulation S-B are not applicable to this filing. Information pertaining to our common stock is contained in our Articles of Incorporation and Bylaws.

Item 28.  Undertakings

The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offer or sales are being made, a post-effective amendment to this registration statement:

I.   To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

II.  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post effective amendment) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement;

III. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned Registrant hereby undertakes to file with the Securities and Exchange Commission any supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred to that section.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to our certificate of incorporation or provisions of Nevada law, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against liabilities (other than the payment by the Registrant)of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that the persons whose signatures appear below constitute and appoint Victoria Chen, their true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for her and in her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Signatures

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believes that it meets all the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, British Columbia, Canada on May 5, 2003.
Barnabus Enterprises Ltd. By: /s/ Victoria Chen Victoria Chen, President, Secretary and Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.
/s/ Victoria Chen President and Director Victoria Chen	May 5, 2003
/s/ Kerry Nagy Treasurer and Director Kerry Nagy	May 5, 2003